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                                                                  EXHIBIT 10(4)




                    TAX SHARING AND INDEMNIFICATION AGREEMENT


This Tax Sharing and Indemnification Agreement (the "Agreement"), dated as of July 1, 2002 is entered into by and between Pharmacia Corporation, a Delaware corporation ("Distributing") and Monsanto Company, a Delaware corporation ("Controlled"). Each of Distributing and Controlled is referred to herein as a "Party" and, collectively, as "Parties".

WHEREAS, Distributing owns more than 80 percent of the issued and outstanding shares of common stock of Controlled and Controlled is a member of an affiliated group within the meaning of Section 1504(a) of the Code of which Distributing is the common parent corporation;

WHEREAS, the Parties have entered into a Tax Sharing Agreement dated as of September 1, 2000 (the "September 1, 2000 Agreement");

WHEREAS, the board of directors of Distributing has (or, in the near future, will have) authorized and declared the distribution by Distributing of all of its shares of Controlled common stock, on a pro rata basis, to the holders of the common stock of Distributing in a transaction intended to qualify as a tax-free distribution under Section 355 of the Code (the "Distribution");

WHEREAS, in contemplation of the Distribution pursuant to which Controlled and its subsidiaries will cease to be members of the Distributing Group (as hereinafter defined), the Parties hereto have determined to enter into this Agreement, setting forth their agreement with respect to certain tax matters;

WHEREAS, this Agreement is intended to supercede the September 1, 2000 Agreement and, effective on the Distribution Date, the September 1, 2000 Agreement shall have no further force and effect; and

WHEREAS, this Agreement also creates certain indemnification obligations if the actions of a member of the Controlled Group (as hereinafter defined) has an adverse effect on the tax-free nature of the Distribution;

NOW THEREFORE, in consideration of the premises set forth above and the mutual promises, undertakings, agreements and obligations set forth herein, the Parties, intending to be legally bound, hereby agree as follows:




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Section 1. Definitions.

           For Purposes of this Agreement, the following definitions shall apply:

         1.1 "Adjustment" shall mean any final change in the Tax liability of any member of the Controlled Group or the Distributing Group.

         1.2 "Affiliated Group" shall mean an affiliated group of corporations within the meaning of Code Section 1504(a).

         1.3 "Agreement" shall have the meaning ascribed to such term in the introductory paragraph hereof.

         1.4 "Applicable States" shall have the meaning ascribed to that term in
Section 1.7 hereof.

         1.5 "Code" shall mean the Internal Revenue Code of 1986, as amended and in effect during the term of this Agreement.

         1.6 "COFL" shall have the meaning ascribed to that form in Section 5.4 hereof.

         1.7 "Consolidated Tax Amount" shall mean, for each Tax Period during which Controlled is included in a (i) consolidated Federal Income Tax Return of the Distributing Group pursuant to Section 4.1 hereof or (ii) a consolidated, combined, unitary or similar State Income Tax Return pursuant to Section 4.2 hereof ("Applicable States"), the amount of (i) Federal Income Tax, plus (ii) State Income Taxes for Applicable States, in each case that would be due and payable by Controlled for each such Tax Period if the Controlled Affiliated Group had filed a Federal Income Tax Return and a State Income Tax Return in each Applicable State for such Tax Period on a consolidated or combined basis without the Distributing Affiliated Group (except for the members of the Controlled Affiliated Group). The Consolidated Tax Amount shall be calculated:
(i) giving effect to any net operating loss carryovers (as defined by Section 172 of the Code or any corresponding Applicable State law) and applicable credit carryovers, calculated on a separate return basis, incurred by Controlled for any Tax Period, and (ii) treating gains or losses on intercompany transactions in the manner required by Treas. Reg. 'SS' 1.1502-13. For purposes of this definition, the determination of Tax Items attributable to any period that is less than a 12-month fiscal period shall be made, at the election of Distributing, either (i) on the basis of a closing of the books of the relevant entity or (ii) by determining the aggregate Tax Items for a full 12-month period and allocating those Tax Items to the Tax Period, pro rata on the basis of the number of days that Controlled was a member of the Distributing Group during such Tax Period divided by 365.

         1.8 "Controlled" shall have the meaning ascribed to such term in the introductory paragraph hereof.

         1.9 "Controlled Affiliated Group" shall mean, for each taxable period, the Affiliated Group of which Controlled or its successor is the common parent corporation.

         1.10 "Controlled Carryback" shall have the meaning ascribed to such term in Section 5.5 hereof.


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         1.11 "Controlled Group" shall mean, for each taxable period, (i) the corporations that are members of the Controlled Affiliated Group, and (ii) the corporations that would be members of the Controlled Affiliated Group, but for the fact that they are not includible corporations under Code Section 1504(b), and other entities owned, in whole or in part, by any Controlled Group member.

         1.12 "CSLL" shall have the meaning ascribed to that term in Section 5.4 hereof

         1.13 "DeKalb Tax Liabilities" shall mean the amount of (i) United States Federal Income Taxes, plus (ii) Income Taxes of any State, accruing in respect of periods ending on or prior to December 31, 1999 and that are attributable solely to the operations of DeKalb Genetics Corporation, a Delaware Corporation, and its subsidiaries.

         1.14 "Dispute" shall have the meaning ascribed to such term in Section 12 hereof.

         1.15 "Distributing" shall have the meaning ascribed to such term in the introductory paragraph hereof.

         1.16 "Distributing Affiliated Group" shall mean, for each taxable period, the Affiliated Group of which Distributing or its successor is the common parent corporation.

         1.17 "Distributing Carryback" shall have the meaning ascribed to such term in Section 5.5 hereof.

         1.18 "Distributing Group" shall mean, for each taxable period, (i) the corporations that comprise the Distributing Affiliated Group, and (ii) the corporations that would be members of the Distributing Affiliated Group, but for the fact that they are not includible corporations under Code Section 1504(b), and other entities owned in whole or in part by any Distributing Group member.

         1.19 "Distributing Tax Reduction" shall mean the amount of the aggregate Tax refund attributable to the Controlled Carryback and actually received (or to be received) by Distributing.

         1.20 "Distribution" shall have the meaning ascribed to that term in the third WHEREAS clause hereof.

         1.21 "Distribution Date" shall mean the date of the Distribution.

         1.22 "Estimated Tax Amount" shall mean the amount of: (i) Federal Income Taxes, plus (ii) Income Taxes of all Applicable States, that would become due and payable by Controlled on the applicable Estimated Tax Payment Date if the Controlled Affiliated Group had filed consolidated or combined, as the case may be, Tax Returns for Federal Income Tax and State Income Tax purposes for all Tax Periods in which Controlled is a member of the Distributing Group, in each case (i) giving effect to any net operating loss carryovers (as defined by Section 172 of the Code) and applicable credit carryovers incurred by the Controlled Affiliated Group; and (ii) treating gains or losses on intercompany transactions in the manner required by Treas. Reg. 'SS' 1.1502-13, in a manner consistent with the determination of the Consolidated Tax Amount as defined in
Section 1.7. The calculation of the Estimated Tax Amount for the year ending December 31, 2002 shall be made using the


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assumption that Controlled will be a member of the Distributing Group for the full year ending December 31, 2002.

         1.23 "Federal Income Tax" shall mean any tax imposed under Subtitle A of the Code.

         1.24 "Federal Income Tax Return" shall mean Tax Returns relating to United States Federal Income Tax.

         1.25 "Final Determination" shall mean the final resolution of any tax matter relating to Distributing, Controlled or any member of the Distributing Group or the Controlled Group occurring after the Distribution Date. A Final Determination shall result from the first to occur of:

               (i) the expiration of 30 days after the IRS' acceptance of a waiver of restrictions on assessment and collection of deficiency in tax and acceptance of overassessment on United States Federal revenue (Form 870 or 870-AD (the "Waiver")) or any successor comparable form, except as to reserved matters specified therein, or the expiration of 30 days after acceptance by any other taxing authority of a comparable agreement or form under the laws of any other jurisdiction, including State, local, and foreign; unless, within such period, the taxpayer gives notice to the other Party to this Agreement of the taxpayer's intention to attempt to recover all or part of any amount paid pursuant to the Waiver by the filing of a timely claim for refund;

               (ii) a decision, judgment, decree, or other order by a court of competent jurisdiction that is not subject to further judicial review (by appeal or otherwise) and has become final;

               (iii) the execution of a closing agreement under Code Section 7121, or the acceptance by the IRS of an offer in compromise under Code Section 7122, or comparable agreements under the laws of any other jurisdiction, including State, local, and foreign, except as to reserved matters specified therein;

               (iv) the expiration of the time for filing a claim for refund or for instituting suit in respect of a claim for refund that was disallowed in whole or part by the IRS or any other taxing authority;

               (v)    the expiration of the applicable statute of limitations;
                      or

               (vi) an agreement by the Parties hereto that a Final Determination has been made.

         1.26 "First Party" shall have the meaning ascribed to such term in
Section 6.5 hereof.



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         1.27 "Income Taxes" shall mean all Federal, State, local and foreign taxes imposed upon, or measured, in whole or in part, by net income or a taxable base in the nature of net income, including without limitations, environmental and alternative or add-on minimum taxes (including the alternative minimum tax imposed under Code Section 55), and such related franchise, excise, and similar taxes as have been customarily included in the provision for income taxes or charged to the income tax liability account on Distributing's financial statements, together with all related interest, penalties, and additions to tax.

         1.28 "Income Tax Liability" shall mean the net amount of Income Taxes due and paid or payable for any taxable period, determined after applying all tax credits and all applicable Carrybacks or carryovers for net operating losses, net capital losses, unused general business tax credits, or any other relevant adjustments.

         1.29 "Income Tax Return" shall mean Tax Returns relating to Income Tax.

         1.30 "Indemnified Party" shall mean any Party who is entitled to receive payments from an Indemnifying Party pursuant to the terms and conditions of this agreement.

         1.31 "Indemnifying Party" shall mean any Party that is required to pay any other Party pursuant to the terms and conditions of this Agreement.

         1.32 "IPO Restructuring" shall mean the transfer or assignment of a Retained Business or a Transferred Ag Business by any entity owned by any member of the Distributing Group other than members of the Controlled Group in anticipation of the transfer by Distributing of the Transferred Ag Businesses to Controlled pursuant to the Separation Agreement.

         1.33 "IPO Restructuring Tax" shall mean any Tax proximately resulting from the IPO Restructuring imposed upon Distributing or any affiliate of Distributing other than Controlled and its subsidiaries reduced by an amount equal to the present value (calculated using a discount rate equal to the prevailing five-year United States Treasury rate plus 105 basis points) of any Tax Asset created in the related IPO Restructuring transaction and retained by the Distributing Group.

         1.34 "IRS" shall mean the United States Internal Revenue Service or any successor thereto, including but not limited to its agents, representatives, and attorneys.

         1.35 "OFL" shall have the meaning ascribed to that term in Section 5.4 hereof.

         1.36 "Other Tax Liabilities" shall mean the net amount of Other Taxes due and paid or payable for any taxable period or transaction, after applying all tax offsets and credits.

         1.37 "Other Taxes" shall mean any and all taxes other than Income Taxes, including, without limitation, gross income, gross receipts, sales, use, transfer, franchise, license, withholding, payroll, value added, employment, excise, severance, stamp, occupations, premium, windfall profits, custom, duty, real and personal property or other charge of any kind whatsoever, together with all related interest, penalties, and additions to tax, or additional amount imposed by any taxing authority.

         1.38 "Party" shall have the meaning ascribed to that term in the introductory paragraph hereof.


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         1.39 "Retained Business" shall mean the assets, liabilities and businesses of a member of the Distributing Group other than Transferred Ag Businesses.

         1.40 "Separation Agreement" shall mean the Separation Agreement dated as of September 1, 2000, between Distributing and Controlled.

         1.41 "September 1, 2000 Agreement" shall have the meaning ascribed to that term in the second WHEREAS clause hereof.

         1.42 "State" shall mean any of the fifty (50) United States of America.

         1.43 "State Income Tax" shall mean any income, franchise or similar tax measured by net income payable to a State taxing jurisdiction or local taxing jurisdiction within any State.

         1.44 "State Income Tax Return" shall mean Tax Returns relating to State Income Tax.

         1.45 "Subsidiary" shall mean entities owned and controlled by Distributing or Controlled wherever formed.

         1.46 "Tax" shall mean any Federal Income Tax, or any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding (as payor or recipient), payroll, employment, excise, severance, stamp, capital stock, occupation, property, real property gains, environmental, windfall, premium, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever and imposed by any governmental body, together with any interest thereon and any penalty, addition to tax or additional amount thereto.

         1.47 "Tax Asset" shall mean any net operating loss, net capital loss, business tax credit, foreign tax credit, charitable deduction, or any other loss, credit, deduction or tax attribute that could be applied to reduce any tax (including, without limitation, deductions, credits, alternative minimum net operating loss carryforwards related to alternative minimum taxes or additions to the basis of property).

         1.48 "Tax Benefit" shall mean a reduction in the Income Tax Liability of a Party to this Agreement (or any member of the Affiliated Group of which it is a member) from a Tax Item to the extent any portion of such reduction is deemed to be realized. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been actually realized or received from a Tax
Item in a taxable period only if and to the extent that the Income Tax Liability of the Party (or any member of the Affiliated Group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Income Tax Liability of such Party in all prior periods, is less than it would have been if such Income Tax Liability were determined without regard to such Tax Item. In determining the amount of the Tax Benefit, the marginal Federal income tax rate, without regard to alternative minimum tax, shall be utilized, the marginal state income tax rate shall be deemed to be four percent (reduced to account for any loss of a Federal income tax deduction for state taxes) and net operating loss carryforwards shall be ignored. A Tax Item that results in additional tax basis to a depreciable or amortizable asset (or that results in a tax asset that otherwise extends beyond one year) shall be treated as resulting in a Tax Benefit in the year of a Final Determination of such Tax Item and shall be deemed to create Tax Benefit in the year of such


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Final Determination (and in no other year) in an amount equal to the total amount of the present value of the present and future anticipated tax reductions from such Tax Item, applying for this purpose an assumption that the Tax Item will be absorbed in full as and when it first becomes deductible or creditable under applicable law and applying for this purpose a discount rate equal to the prevailing five-year United States Treasury rate (as published in the Wall Street Journal) plus 105 basis points as of the date of such Final Determination. A Tax Item that results in additional tax basis to a non-depreciable, non-amortizable asset shall not be treated as resulting in a Tax Benefit until a reduction in Income Tax Liability is actually realized on a Tax Return.

         1.49 "Tax Detriment" shall mean an increase in the Income Tax Liability of a Party to this Agreement (or any member of the Affiliated Group of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or suffered from a Tax Item in a taxable period, only if and to the extent that the Income Tax Liability of the Party (or any member of the Affiliated Group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Income Tax Liability of such Party in all prior periods, is greater than it would have been if such Income Tax Liability were determined without regard to such Tax Item.

         1.50 "Tax Item" shall mean any item of income, gain, loss, deduction, credit, recapture of credit, or any other item which may have the effect of increasing or decreasing Income Tax Liability.

         1.51 "Tax Period" shall mean, respectively, as follows: (i) the period commencing on or before the September 1, 2000 and ending on December 31, 2000;
(ii) the period commencing January 1, 2001 and ending December 31, 2001, and
(iii) the period commencing January 1, 2002 and ending on the Distribution Date.

         1.52 "Tax Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with any Income Taxes or Other Taxes, including information returns or reports with respect to backup withholding and other payments to third Parties.

         1.53 "Transferred Ag Businesses" shall mean the assets, liabilities and businesses transferred to Controlled pursuant to the terms of the Separation Agreement.

         1.54 "Treas. Reg." shall mean the United States Treasury Regulations promulgated under the Code.

         1.55 "Waiver" shall have the meaning ascribed to such term in Section
14.6 hereof.

Section 2. RESPONSIBILITY FOR PRE-SEPTEMBER 1, 2000 TAXES.

         2.1 General Responsibility for Pre-September 1, 2000 Taxes. Notwithstanding any other provision of this Agreement, except for any IPO Restructuring Tax and any DeKalb Tax Liability, Distributing shall be responsible for, and shall indemnify and hold harmless each member of the Controlled Group from and against, any Income Tax liability of any member of the Distributing Group, attributable to periods through and including August 31, 2000, whether or not such period constitutes a fiscal period under applicable law.


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         2.2 Method of Determining Pre-September 1, 2000 Taxes. For purposes of
Section 2.1 hereof, the determination of Tax liability attributable to fiscal periods beginning before August 31, 2000 and ending after August 31, 2000 shall be made on the basis of a closing of the books of each relevant entity.

         2.3 Responsibility for Pre-September 1, 2000 Taxes Attributable to IPO Restructuring and DeKalb Tax Liabilities and Other Taxes Attributable to the Controlled Group's Assets and Businesses. Notwithstanding any other provision of this Agreement, Controlled shall be responsible for, and shall indemnify and hold harmless each member of the Distributing Group from and against: (i) Other Taxes attributable to assets or businesses of the Controlled Group; (ii) any IPO Restructuring Tax; and (iii) any DeKalb Tax Liabilities. Indemnification payments under this Section 2.3 shall be made by Controlled to Distributing within 30 days after a Final Determination that Distributing owes such IPO Restructuring Tax, DeKalb Tax Liability, or Other Taxes.


Section 3. RESPONSIBILITY FOR POsT-AUGUST 31, 2000 TAXES.

         3.1 Distributing Responsibility for Post-August 31, 2000 Taxes of Distributing Group. Except as otherwise expressly provided herein, Distributing shall be responsible for, and shall indemnify and hold harmless each member of the Controlled Group from and against, Tax liability of all members of the Distributing Group (other than members of the Controlled Group), attributable to periods commencing on or after the September 1, 2000 whether or not such period constitutes a fiscal period.

         3.2 Distributing Responsibility for Post-August 31, 2000 Taxes of Controlled Group. Distributing shall, to the extent provided by and pursuant to
Section 4.3 hereof, be responsible for, and shall indemnify each member of the Controlled Group from and against: (i) all Federal Income Taxes of Controlled and each member of the Controlled Group, and (ii) Income Tax liability for each Applicable State, to the extent that such United States Federal Income Tax or Applicable State Income Tax liability is attributable to any Tax Period, provided, however, that Distributing shall be entitled to receive Consolidated Tax Amounts from Controlled as provided in Section 5 hereof.

         3.3 Controlled Responsibility for Post-August 31, 2000 Taxes. Except as otherwise expressly provided herein, Controlled shall be responsible for, and shall indemnify and hold each member of the Distributing Group harmless from and against, all Taxes attributable to any member of the Controlled Group's assets and businesses for periods commencing on or after the September 1, 2000, other than those Taxes referred to in Section 3.2 hereof.


Section 4. FILING OF INCOME AND OTHER TAX RETURNS.

         4.1 Federal Consolidated Income Tax Return. A consolidated Federal Income Tax Return for the Distributing Affiliated Group, including the Controlled Affiliated Group as member thereof, shall be filed for each Tax Period. Distributing and Controlled shall execute and file any and all consents, elections, and other documents and take such other action as may be required or appropriate for the proper filing of such returns.


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         4.2 State Income Tax Returns. If Distributing in its discretion elects
(or if required by law), Distributing and its eligible affiliates and Controlled and its eligible affiliates shall join in the filing of combined, unitary or other similar consolidated Tax Returns with respect to Income Taxes imposed by any State for each Tax Period. Distributing and Controlled shall execute and file any and all consents, elections, and other documents and take such other action as may be required or appropriate for the proper filing of such returns.

         4.3 Distributing Responsibilities for Consolidated, Combined and Unitary Tax Returns. Distributing shall prepare and timely file, or cause to be prepared and filed, all Tax Returns for Income Taxes referred to in Sections 4.1 and 4.2 hereof and Distributing shall timely pay, or cause to be timely paid, the liability for Income Taxes due in respect of such Tax Returns.

         4.4 Distributing Responsibilities for Foreign Income Taxes and Other Taxes. Distributing shall prepare and timely file or cause to be timely prepared and filed, all Tax Returns in respect of foreign Income Taxes and Other Taxes attributable to the businesses and assets of the Distributing Group (other than members of the Controlled Group) and shall timely pay all Taxes due in respect of those Tax Returns.

         4.5 Controlled's Responsibilities for Separate Income Tax Returns. Controlled and its Subsidiaries shall prepare and timely file, or cause to be prepared and filed, all Tax Returns for Income Taxes required by law to be filed by it or them and not referred to in Sections 4.3 or 4.4 hereof and Controlled and its Subsidiaries shall timely pay or cause to be timely paid all Income Taxes due in respect of such Tax Returns.

         4.6 Controlled's Responsibilities for Other Taxes. Controlled shall prepare and timely file or cause to be prepared and timely filed, all Tax Returns in respect of Other Taxes attributable to the businesses and assets of members of the Controlled Group and shall timely pay all Taxes due in respect of those Tax Returns.

         4.7 Manner of Preparation. All Tax Returns filed after the Distribution Date shall be prepared on a basis that is consistent with the rulings obtained from the IRS or any other governmental authority in connection with the Distribution (in the absence of a controlling change in law or circumstances) by the Party responsible for such filing under this Agreement. In the absence of a controlling change in law or circumstances, or except as otherwise provided in this Agreement or agreed in writing by Distributing and Controlled, all Tax Returns filed after the date of this Agreement shall be prepared on a basis consistent with the elections, accounting methods, conventions, and principles of taxation used by the Parties for the most recent taxable periods for which Tax Returns involving similar Tax Items have been filed, except that, with respect to Tax Items not relating to the Distribution, one Party may take an inconsistent position to the extent such position does not create a Tax Detriment to the other Party. Subject to the provisions of this Agreement, all decisions relating to the preparation of Tax Returns shall be made in the sole discretion of the Party responsible under this Agreement for such preparation.


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Section 5. Sharing of income taxes.

         5.1 General Tax Sharing Principles. Controlled shall pay to Distributing (and shall indemnify and hold harmless Distributing against) the Consolidated Tax Amount at such times and in such amounts specified in Sections
5.2 and 5.3 hereof.

         5.2 Estimated Payments. No later than 5 days prior to the date on which an estimated Federal Income Tax installment or an estimated State Income Tax installment of the Distributing Group is due, Controlled shall determine the Estimated Tax Amount. No later than the Federal Income Tax estimated tax payment date for any Tax Period or the State Income Tax estimated tax payment date for any Tax Period, as the case may be, Controlled shall pay to Distributing the Estimated Tax Amount.

         5.3 Payment of Taxes After Year-End.

         (a) No later than 15 days prior to the due date (including all applicable and valid extensions) for the Distributing Group's consolidated Federal Income Tax Return for each Tax Period, Controlled shall deliver to Distributing a pro forma Federal Income Tax Return of Controlled reflecting Controlled's Consolidated Tax Amount for such Tax Period prepared by Controlled in good faith. Each pro forma return prepared by Controlled shall include the information required for subsidiaries pursuant to Treas. Reg.
             Section 1.1502-75 or such other information as may be reasonably requested by Distributing. No later than 15 days prior to the due date (including all applicable and valid extensions) for each State Income Tax Return that includes Controlled and another member of the Distributing Group for each Tax Period, Controlled shall deliver to Distributing a pro forma State Income Tax Return reflecting Controlled's Consolidated Tax Amount for such Tax Period prepared by Controlled in good faith. Each pro forma Tax Return shall be delivered together with a statement showing a calculation of the amount to be paid pursuant to Section 5.1 hereof.

         (b) Upon receipt of a pro forma Federal Income Tax Return or State Income Tax Return from Controlled, Distributing may adjust such return if it determines that the calculation of the Consolidated Tax Amount reflected on such return or returns is incorrect or incomplete. Any adjustment made by Distributing under this Section 5.3(b) shall be treated as though it had always been reflected on such pro forma return. Controlled shall not be permitted to invoke the dispute resolution procedures in Section 12 of this Agreement until it shall have paid any amounts required under Section 5.1 hereof.

         (c) No later than the due date for any Distributing Tax Return to which a pro forma Return prepared pursuant to Section 5.3(a) of this Agreement is attributable (i), if the Consolidated Tax Amount reflected on such pro forma Income Tax Return is greater than the aggregate Estimated Tax Amount paid by Controlled with respect to such Tax Return and Tax Period under Section 5.2 hereof, Controlled shall pay to Distributing an amount equal to the difference between the Consolidated Tax Amount reflected on such pro forma Income Tax Return for the applicable Tax Period and the aggregate Estimated Tax Amount paid by Controlled with respect to such Tax Return and Tax


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             Period under Section 5.2 hereof; or (ii), if the Consolidated Tax
             Amount reflected on such pro forma Income Tax Return is less than the aggregate Estimated Tax Amount paid by Controlled with respect to such Tax Return and Tax Period under Section 5.2 hereof, Distributing shall pay to Controlled an amount equal to the difference between the aggregate Estimated Tax Amount paid by Controlled with respect to such Tax Return and Tax Period under
             Section 5.2 hereof and the Consolidated Tax Amount reflected on such pro forma Income Tax Return for the applicable Tax Period.

         (d) If a pro forma Tax Return described in Section 5.3 of this Agreement reflects a Tax Asset that may under applicable law be used to produce a Tax Benefit to Distributing, Distributing shall pay to Controlled an amount equal to the Tax Benefit produced by such Tax Asset within 30 days of the realization by Distributing of such Tax Benefit, and the pro forma Tax Returns of Controlled and other relevant determinations hereunder shall thereafter reflect such use. Without limiting the generality of the foregoing, the determination of the Tax Benefit for purposes of this Section 5.3(d) shall take into account any net decrease in the foreign tax credits and business credits which would otherwise have been available to, and usable by, the Distributing Group by reason of the use of such Tax Asset.

         5.4 Consolidated Overall Foreign Losses and Consolidated Separate Limitation Losses. If: (i) an overall foreign loss (as defined in Treas. Reg. 'SS' 1.904(f)-1(c)(1)) ("OFL") account is generated in Controlled's pro forma Tax Return calculation of the Consolidated Tax Amount in respect of any Tax Period, (ii) such OFL has not been recaptured by Controlled in Controlled's calculation of the Consolidated Tax Amount for any subsequent Tax Period, and
(iii) such OFL will not be available for recapture in Controlled's post-Distribution actual tax calculation, Controlled shall, on or before the due date for filing Controlled's United States Federal income tax return for the period that includes the Distribution Date, pay to Distributing the amount of any Tax Detriment incurred by Distributing as a result of Distributing's prior inclusion of such OFL in its calculation of its Consolidated Federal Income Tax liability, plus interest calculated thereon at a rate equal to the prevailing five-year United States Treasury rate as published in the Wall Street Journal plus 105 basis points from the Distribution Date to the date of actual payment of such amount. If pursuant to Treas. Reg. 'SS' 1.1502-9 Controlled is required to succeed to any portion of a consolidated overall foreign loss ("COFL") (as defined in Treas. Reg. 'SS' 1.1502-9(b)(3)) account or consolidated separate limitation loss ("CSLL") (as defined in Treas. Reg. 'SS' 1.1502-9(b)(1)) account, that was not reflected in its calculation of the Consolidated Tax Amount for any Tax Period, Distributing shall, within 60 days after the Distribution Date, pay Controlled the amount of any Tax Detriment incurred by Controlled as a result.

         5.5 Carryback Reporting. If the Income Taxes of the Distributing Group are reduced for a taxable period beginning before the Distribution Date, by reason of a Controlled Group loss or other Tax Asset arising on or after the Distribution Date (a "Controlled Carryback") Distributing shall pay to Controlled an amount equal to the portion of the Distributing Tax Reduction that is attributable to the Controlled Carryback. If both a Controlled Carryback and a Distributing loss or other Tax Asset arising on or after the Distribution Date (a "Distributing Carryback") exists, the absorption rules of Treas. Reg. 1.1502-21(b)(1), shall be applied to determine the portion of the Distributing Tax Reduction that is attributable to the Controlled Carryback and the Distributing Carryback, respectively.

Nothing herein shall require either Distributing or Controlled to carry back a loss or other Income Tax attribute that it generates. Any payment required pursuant to this Section 5.5 shall be made no later than ten (10) days after the Distributing Tax Reduction is actually realized by Distributing.

         5.6 Treatment of Adjustments. (a) If any Adjustment of a Tax Item is made to a Tax Return relating to Federal or State Taxes of the Distributing Group, after the filing thereof, in which income or loss of any Controlled or any of its Subsidiaries is included, then within 30 days of a Final Determination of such Adjustment, Controlled shall pay to Distributing, or Distributing shall pay to Controlled, as the case may be and as appropriate, (i) the difference between (A) all payments actually made, net of all refunds or recoupments received or otherwise realized, by Controlled or Distributing, as the case may be (or treated as such) in accordance with the principles of this
Section 5 with respect to such Tax Item for the Tax Period or fiscal period covered by such Return, and (B) all payments that would have been made by Controlled or Distributing, as the case may be (or treated as such) in accordance with the principles under this Article 5 with respect to such Tax Item for the Tax Period or fiscal period covered by such Return taking such Adjustment into account and (ii) related penalties and interest.

         5.7 Earnings and Profits. Except as otherwise specifically provided herein, pre-Distribution earnings and profits shall be allocated in accordance with Code Section 312(h) and Treas. Reg. 'SS' 1.312-10(b).


Section 6. Audits and Tax Controversies and Adjustments.


         6.1 Audit Responsibility and Control. Except as otherwise provided in this Agreement, Distributing shall have sole responsibility for and control over all audits, appeals or litigation with respect to any Income Tax Returns that include periods through August 31, 2000, whether or not those periods constitute fiscal periods, and any Tax Return that it is required to file under this Agreement. Controlled shall have sole responsibility and control over all audits, appeals or litigation with respect to any Tax Return that it is required to file under this Agreement.

         6.2 Notice; Contest. Whenever Distributing or Controlled receives in writing from the IRS or any other taxing authority notice of an Adjustment which may give rise to a payment from the other Party under this Agreement, Distributing or Controlled (as the case may be) shall give notice of the Adjustment to the other Party within 10 business days of becoming aware of such receipt, but in no case less than 30 days before Distributing or Controlled, as the case may be, is required to respond to the IRS or other taxing authority. The Indemnifying Party shall, at its cost and expense, have control over all matters with respect to which such Party has an indemnification or payment obligation pursuant to this Agreement. The foregoing notwithstanding, the Indemnified Party and its representatives, at the Indemnified Party's expense, shall be entitled to participate in all conferences, meetings, and proceedings with respect thereto and shall be entitled to consult with the Indemnifying Party with respect to all such matters. If the IRS or any other taxing authority proposes to disallow any of the deductions required to be taken by a member of the Distributing or Controlled Group pursuant to Section 7 of this Agreement, Distributing or Controlled, as the case may be, shall contest such proposed disallowance, or shall cause such disallowance to be contested to a Final Determination unless otherwise agreed by the Parties in writing.

         6.3 Consultation with Controlled. Distributing may consult with Controlled, and Controlled agrees to fully cooperate with Distributing, in the negotiation, settlement, or litigation of any liability for taxes of any member of the Distributing Group regardless of the effect of any such negotiation, settlement, or litigation on the liability for taxes of any member of the Controlled Group.

         6.4 Consultation with Distributing. Controlled may consult with Distributing, and Distributing agrees to fully cooperate with Controlled, in the negotiation, settlement, or litigation of any liability for taxes of any member of the Controlled Group regardless of the effect of any such negotiation, settlement, or litigation on the liability for taxes of any member of the Distributing Group.

         6.5 Cooperation and Exchange of Information for Audits, Appeals and Litigation. The parties shall cooperate and exchange information needed to respond to audits, appeals and litigation in accordance with the provisions of
Section 10 of this Agreement.

         6.6 Certain Adjustments. Except as otherwise provided in this Agreement, if a Final Determination with respect to any Tax Item (including, without limitation, any Tax Item relating to depreciation or amortization) of one Party (the "First Party") results in a Tax Detriment to the First Party and, if as a result of such Final Determination, (i) the other Party becomes entitled to take a reporting position with respect to the same Tax Item that may result in a Tax Benefit to such other Party, on an appropriate Tax Return, including an amended Tax Return, or (ii) the other Party has already taken a reporting position consistent with such Final Determination on an appropriate tax return, and, in the case of both (i) and (ii), such reporting position will result in the realization of a Tax Benefit for the other Party, then such other Party shall, within 30 days after notification and documentation of such Final Determination, pay to the First Party the aggregate amount of such Tax Detriment (not including interest or penalties) suffered by the First Party but limited to an amount not greater than the Tax Benefit to be realized by the other Party. For purposes of this Section, Party may refer to any member of the Distributing Group or Controlled Group.


Section 7. Taxability and Reporting of Stock Options. Each of Distributing and Controlled shall be responsible for making all reports required to be made to any relevant tax authority with respect to any grants or exercises of stock options with respect to their respective stocks. Distributing (or the appropriate member of the Distributing Group) shall take all tax deductions arising by reason of exercises of such stock options to purchase shares of Distributing stock. Controlled (or the appropriate member of the Controlled Group) shall take all tax deductions arising by reason of exercises of stock options to purchase shares of Controlled stock. If, pursuant to a Final Determination, all or any part of a tax deduction taken pursuant to this Section 7 is disallowed to Distributing, then, to the extent permitted by law, the appropriate member of the Controlled Group shall take such deduction. If a member of the Controlled Group receives a Tax Benefit in any period as a result of any deduction taken by a member of the Controlled Group in respect of options exercised against Distributing stock, Controlled shall pay the amount of such Tax Benefit to Distributing. If, pursuant to a Final Determination, all or any part of a tax deduction taken pursuant to this Section 7 is disallowed to Controlled, then, to the extent permitted by law, the appropriate member of the Distributing Group shall take such deduction. If a member of the Distributing Group receives a Tax Benefit in any period as a result of any deduction taken by a member of the Distributing Group in respect of options exercised against Controlled stock, Distributing shall pay the amount of such Tax Benefit to Controlled.

Section 8. LIABILITY OF CONTROLLED GROUP FOR UNDERTAKING CERTAIN
           TRANSACTIONS. Controlled shall, and shall cause each member of the Controlled Group to, comply with each representation and statement made, or to be made, to any taxing authority. Controlled represents that at no time during the two-year period preceding the Distribution Date, has Controlled had any plan, agreement, arrangement, substantial negotiation, or other intention to enter into a transaction (or series of related transactions) whereby a person or entity, or persons or entities acting in concert, would acquire greater than 50 percent of the vote or value of any class of stock of Controlled, or more than 50 percent of Controlled's assets, in each case within the meaning of Section 355(e) of the Code. Controlled shall indemnify and hold Distributing harmless against any Tax or other loss arising from Controlled's breach of any representation in this Section 8 or if it takes any action that causes Distributing to have liability with respect to the Distribution under Section 355(e) of the Code, provided, however, that Controlled shall not be considered in breach of any representation or to have caused Distributing liability under
Section 355(e) of the Code if such liability would not have arisen but for actions taken by Distributing with respect to which Controlled had no actual knowledge prior to Controlled taking its action or entering into a definitive agreement with respect thereto. Distributing shall, and shall cause each member of the Distributing Group to, comply with each representation and written statement made, or to be made, to any taxing authority. Distributing shall reasonably cooperate with Controlled to provide information sufficient to allow Controlled to analyze or determinate whether Distributing's activities could contribute to cause Controlled to trigger a liability under Section 355(e) of the Code.


Section 9. Indemnification.

         9.1 Timing in General. Unless otherwise specified in this Agreement, all indemnification and other payments to be made pursuant to this Agreement shall be made within 30 days of written notice of a request for indemnification or payment by the Indemnified Party, which notice shall be accompanied by a computation of the amount due.

         9.2 Special Timing Rules. If any indemnification or other payment is required to be made under Section 5 and Section 6 of this Agreement upon the actual or deemed realization by the Indemnifying Party of a Tax Benefit, such payment shall be made no later than 30 days after the earlier of (a) the filing or (b) the due date (including extensions) of the Tax Return with respect to which such Tax Benefit is realized. The Parties shall cooperate in good faith in enforcing the provisions of this Section 9.2, which cooperation shall include the provision of reasonable access to the Tax Returns of the Indemnifying Party by the Indemnified Party in order to determine the amount of any indemnification or other payment to be made pursuant to this Section 9.2.

         9.3 Interest. Except as otherwise specifically provided herein, if any indemnification payment required to be made pursuant to this agreement is not made when due, such payment shall bear interest at a rate equal to the prevailing five-year United States Treasury rate as published in the Wall Street Journal plus 105 basis points.

         9.4 Treatment of Tax Indemnity and Tax Benefit Payments. In the absence of any change in tax treatment under the Code or other applicable Tax Law, any Tax indemnity payments or Tax Benefit payments made by a Party under this Agreement shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Distribution, but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Treas. Reg. 'SS' 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws).

         9.5 Tax Gross Up. If, notwithstanding the manner in which Tax indemnity payments and Tax Benefit payments were reported, there is an adjustment to the Tax liability of a Party as a result of its receipt of a payment pursuant to this Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the party receiving such payment would otherwise be entitled to receive pursuant to this Agreement.

         9.6 Interest Under This Agreement. Anything herein to the contrary notwithstanding, to the extent an Indemnifying Party makes a payment of interest to an Indemnified Party under this Agreement with respect to the period from the date that the Indemnified Party made a payment of Tax to a Tax authority to the date that the Indemnifying Party reimbursed the Indemnified Party for such Tax payment, or with respect to the period from the date that the Indemnifying Party received a Tax Benefit to the date Indemnifying Party paid the Tax Benefit to the Indemnified Party, the interest payment shall be treated as interest expense to the Indemnifying Party (deductible to the extent provided by law) and as interest income by the Indemnified Party (includible in income to the extent provided by law).


Section 10. Cooperation and Exchange of Information

         10.1 Information from Controlled. Controlled shall, and shall cause each appropriate member of the Controlled Group to, provide (at Controlled's cost and expense) Distributing with all information and other assistance reasonably requested by Distributing to enable the members of the Distributing Group to prepare and file the Tax Returns required or authorized to be filed by them for any Tax Period pursuant to this Agreement and to respond to audits, appeals and litigation with respect to such Returns to the extent that Distributing is responsible for such audits under Section 6 of this Agreement.

         10.2 Information from Distributing. Distributing shall, and shall cause each appropriate member of the Distributing Group to, provide (at Distributing's cost and expense) Controlled with all information and other assistance reasonably requested by Controlled to enable the members of the Controlled Group to file the Tax Returns required to be filed by them pursuant to this Agreement and to respond to audits, appeals and ligitation with respect to such Returns to the extent that Controlled is responsible for such audits under Section 6 of this Agreement.

         10.3 Tax Return Information. Within 5 days before filing a Tax Return that affects the liability or the determination of the liability for Taxes of any member of the Controlled Group by a member of the Distributing Group, such member of the Distributing Group shall provide Controlled with a copy of only that portion of such Tax Return which is relevant to the Controlled Group.

         10.4 General Cooperation. Distributing and Controlled agree to fully cooperate with each other in connection with the preparation of all Tax Returns required to be filed by them and in connection with responses to audits, appeals and litigation with respect to such Returns consistent with the assignment of responsibility for audits under Section 6 of this Agreement. Such cooperation shall include making personnel and records available promptly and within 20 days (or such other period as may be reasonable under the circumstances) after a request for such personnel or records is made by the taxing authority or the other Party. If any member of Distributing Group or the Controlled Group, as the case may be, unreasonably fails to provide any information required pursuant to this Section, then the requesting Party shall have the right to engage an independent certified public accountant of its choice to gather such information. Distributing or Controlled, as the case may be, agrees to permit any such independent certified public accountant full access to the Tax Return information in the possession of any member of the Distributing Group or Controlled Group, as the case may be, during reasonable business hours, and to reimburse or pay directly all costs and expenses in connection with the engagement of such independent certified public accountant.

         10.5 Indemnification. Distributing shall indemnify and hold harmless each member of the Controlled Group and its officers and employees, and Controlled shall indemnify and hold harmless each member of the Distributing Group and its officers and employees, against any cost, fine, penalty, or other expenses of any kind attributable to the negligence of a member of the Distributing Group or the Controlled Group, as the case may be, in supplying a member of the other group with inaccurate or incomplete information, in connection with the preparation of any Tax Return.

         10.6 Controlled Payroll and Unemployment Compensation Taxes For Periods Ending On or After the Distribution Date. Distributing shall make available to Controlled sufficient data to facilitate a determination of the desirability of the transfer to the Controlled Group of any payroll tax experience and/or any favorable unemployment compensation tax experience rating of Distributing; and at Controlled's election, Distributing shall cooperate to effect a transfer of such payroll tax experience and/or such favorable unemployment compensation experience rating (including state unemployment reserves) to the Controlled Group within one hundred and twenty (120) days after Controlled's written request therefor.

         10.7 Research Tax Credit Information. Upon Controlled's request, Distributing will timely furnish to Controlled the base period information the Controlled Group will need, pursuant to Code Section 41 and similar statements, to properly compute its research tax credits for years beginning after or on the Distribution Date.


Section 11. Retention of Records.

         11.1 General. Distributing and Controlled agree to retain the appropriate records which may affect the determination of the liability for taxes of any member of the Distributing Group or the Controlled Group, respectively, until such time as there has been a Final Determination with respect to such liability for taxes.

         11.2 Notice of Waivers. Distributing and Controlled will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which any materials, records, or documents must be retained.


Section 12. Resolution of Disputes. The Parties hereto shall attempt in good faith to resolve any dispute arising out of, or relating to, this Agreement (a "Dispute") and shall attempt in good faith to negotiate a settlement of any Dispute. If, after the filing of any Tax Return under this Agreement, the Parties hereto are unable to resolve any disagreement or Dispute relating to such Tax Return or the calculation of any payment under this Agreement, such Dispute shall be submitted for resolution by the certified public accounting firms then acting as independent auditors of each of Distributing and Controlled. If the independent auditors cannot agree to a resolution, then such Dispute shall be submitted for resolution by a third certified public accounting firm to be appointed by mutual agreement of the independent auditors. Any decision by such third certified public accounting firm shall be binding on the Parties to this Agreement without further recourse.


Section 13. Termination of Prior Intercompany Tax Allocation
            Agreements. Immediately prior to the close of business on the Distribution Date (i) all written or oral agreements or any other arrangements relating to allocation of Taxes then existing between or among the Distributing Group and the Controlled Group (other than this Agreement) shall be terminated, and (ii) amounts due under such agreements as of the Distribution Date shall be settled as of the Distribution Date (including capitalization or distribution of amounts due or receivable under such agreements). Upon such termination and settlement, no further payments by or to Distributing or by or to Controlled with respect to such agreements shall be made, and all other rights and obligations resulting from such agreements between the Parties and their affiliates shall cease at such time. Any payments pursuant to such agreements shall be ignored for purposes of computing amounts due under this Agreement. The terms of this Section 13, do not impact any service agreements that exist between Distributing or Controlled with respect to the provision of services for audits, appeals and litigation matters.


Section 14. Miscellaneous.

         14.1 Term of the Agreement. This Agreement shall become effective as of the date of its execution and, except as otherwise expressly provided herein, shall continue in full force and effect until the expiration of the latest applicable statute of limitations period.

         14.2 Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions set forth herein shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated. It is hereby stipulated and declared to be the intention of the Parties that they would have executed the remaining terms, provisions, covenants, and restrictions without including any of such which may be hereafter declared invalid, void, or unenforceable. In the event that any such term, provision, covenant, or restriction is held to be invalid, void, or unenforceable, the Parties hereto shall use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant, or restriction.

         14.3 Assignment. Except by operation of law or in connection with the sale of all or substantially all the assets of a Party hereto, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the advance written consent of the other Party; and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, however, that the provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns.

         14.4 Further Assurances. Subject to the provisions hereof, the Parties hereto shall make, execute, acknowledge, and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each of the Parties shall, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders, and decrees, obtain all required consents and approvals and make all required filings with any governmental agency, other regulatory or administrative agency, commission or similar authority, and promptly provide the other Parties with all such information as they may reasonably request in order to be able to comply with the provisions of this sentence.

         14.5 Parties in Interest. Except as herein otherwise specifically provided, nothing in this Agreement expressed or implied is intended to confer any right or benefit upon any person, firm, or corporation other than the Parties and their respective successors and permitted assigns.

         14.6 Waivers, Etc. No failure or delay on the part of the Parties in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by the Parties therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

         14.7 Setoff. All payments to be made by any Party under this Agreement shall be made without setoff, counterclaim, or withholding, all of which are expressly waived.

         14.8 Change of Law. If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the Parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

         14.9 Confidentiality. Subject to any contrary requirement of law and the right of each Party to enforce its rights hereunder in any legal action, each Party agrees that it shall keep strictly confidential, any information which it or any of its employees or agents may require pursuant to, or in the course of performing its obligations under, any provision of this Agreement; provided, however, that the Parties hereby consent to disclosure of this Agreement to the IRS in connection with any ruling request made or to be made relating to the Distribution.

         14.10 Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

         14.11 Counterparts. This Agreement may be executed in any two or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

         14.12 Notices. All notices, consents, requests, instructions, approvals, and other communications provided for herein shall be validly given, made, or served, if in writing and delivered personally, by telegram or sent by registered mail, postage prepaid, or by facsimile transmission to:

  If to Distributing, to it at:

         Pharmacia Corporation
         100 Route 206 North
         Peapack, New Jersey 07977
         Attention: General Counsel
         Facsimile Number: 908-901-8379

  With a copy to:

         Pharmacia Corporation
         100 Route 206 North
         Peapack, New Jersey 07977
         Attention: Vice President-Tax
         Facsimile Number: 908-901-8379

  If to Controlled, to it at:

         Monsanto Company
         800 North Lindbergh Boulevard
         St. Louis, Missouri 63167
         Attention: General Counsel
         Facsimile Number: 314-694-3011

  With a copy to:

         Monsanto Company
         800 North Lindbergh Boulevard
         St. Louis, Missouri 63167
         Attention: Vice President-Tax
         Facsimile Number: 314-694-5423

Or such other address as any Party may, from time to time, designate in a written notice given in like manner. Notice given by telegram shall be deemed delivered when received by the recipient. Notice given by mail as set above shall be deemed delivered five calendar days after the date the same is mailed. Notice given by facsimile transmission shall be deemed delivered on the day of the transmission provided telephone confirmation or receipt is obtained promptly after completion of transmission.

         14.13 Costs and Expenses. Unless otherwise specifically provided herein, each Party agrees to pay its own costs and expenses resulting from the fulfillment of its respective obligations hereunder.

         14.14 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the domestic substantive laws of the State of Delaware without regard to any choice or conflict of laws, rules, or provisions that would cause the application of the domestic substantive laws of any other jurisdiction.


IN WITNESS WHEREOF, the Parties, by their duly authorized officers, have executed this Agreement as of the date first written above.



                                         PHARMACIA CORPORATION


                                         By: // A.J. Shoultz
                                             --------------------------
                                             Name:  A.J. Shoultz
                                             Title: Vice President - Tax


                                         MONSANTO COMPANY


                                         By: // Kevin P. Buchanan
                                             --------------------------
                                             Name:  Kevin P. Buchanan
                                             Title: Vice President - Tax